EXHIBIT 4.3

CHANNELL COMMERCIAL CORPORATION

1996 INCENTIVE STOCK PLAN, AS AMENDED

1. Purpose. The purpose of this 1996 Incentive Stock Plan (this “PLAN”) is to secure for the Company and its stockholders the benefits arising from stock ownership by key employees, directors and other service providers as the Committee (as hereinafter defined) may from time-to-time determine.

With respect to Stock Options (as hereinafter defined), the Plan will provide a means whereby key employees, directors and other service providers of the Company may purchase shares of Common Stock, par value $.01 per share, of the Company (“COMMON STOCK”) (i) pursuant to Stock Options that will qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “CODE”), and (ii) pursuant to “non-incentive” or “non-qualified” Stock Options.

2. Administration. The Plan shall be administered by the Board of Directors of the Company or, in the discretion of the Board, a Committee (in either case, the “COMMITTEE”) consisting of two or more directors of the Company to whom administration of the Plan has been duly delegated. If the Committee is not the entire Board of Directors, the Committee shall be appointed by the Board of Directors of the Company. From and after such time as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”), no director shall be appointed to or shall serve on the Committee who has been granted or awarded equity securities of the Company pursuant to the Plan or (except any such grant or award that does not disqualify such director as a “disinterested person” under Rule 16b-3 promulgated under the Exchange Act) any other plan of the Company or its affiliates during the period of one year prior to such appointment. Except as otherwise provided in the Company’s Bylaws, any action of the Committee with respect to administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or by unanimous written consent of the Committee’s members.

Subject to the provisions of the Plan, the Committee shall have sole and final authority (i) to construe and interpret the Plan, (ii) to define the terms used herein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make awards of Restricted Shares and Stock Options hereunder, (v) to determine the individuals to whom and the time or times at which such awards shall be made, the number of shares of Common Stock to be subject to such awards, the vesting of such awards and the other terms of such awards, (vi) in the case of Stock Options, to determine whether such Stock Options shall be intended as “incentive stock options” or “non-incentive” or “non-qualified” Stock Options under Section 422 of the Code, and (vii) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and their legal representatives and beneficiaries.

3. Shares Subject to the Plan. The shares to be allocated under this Plan shall consist of the Company’s authorized but unissued Common Stock. Subject to adjustment as provided in Section 7 hereof, the aggregate number of shares of Common Stock that may be allocated to awards made to participants shall not exceed one million five hundred thousand (1,500,000) of such shares. Shares of Common Stock issued pursuant to the Plan and subsequently reacquired by the Company shall be available for reissuance under the Plan, and shares of Common Stock that are subject to Stock Options that lapse or terminate without exercise shall be available to be subject to newly issued Stock Options under the Plan.

4. Eligibility and Participation. All key employees, directors and other service providers (excluding Committee members to the extent provided in Section 2) of the Company shall be eligible for selection to participate in the Plan (each a “PARTICIPANT”).

5.	Awards.

(a) A Participant may receive one or more awards hereunder, at any time and from time-to-time, as determined by the Committee. As determined by the Committee, awards may be in the form of (i) grants of restricted stock the vesting of which is subject to certain conditions to be determined by the Committee (“RESTRICTED SHARES”), (ii) options to purchase Common Stock (“STOCK OPTIONS”), or (iii) any combination of the foregoing. All awards of Restricted Shares shall be pursuant to, and shall be subject to the terms and restrictions provided in, a Restricted Stock Agreement substantially in the form attached to this Plan as Exhibit A or such alternative form (consistent with the terms of this Plan) as the Committee may choose from time-to-time; and all awards of Stock Options shall be pursuant to, and shall be subject to the terms and restrictions provided in, either (i) an Incentive Stock Option Agreement substantially in the form attached to this Plan as Exhibit B or such alternative form (consistent with the terms of this Plan) as the Committee may choose from time-to-time or (ii) a Nonqualified Stock Option Agreement substantially in the form attached to this Plan as Exhibit C or such alternative form (consistent with the terms of this Plan) as the Committee may choose from time-to-time. Subject to the terms of this Plan, the Committee shall determine the exact terms and restrictions included in each of the foregoing agreements, as applicable, with respect to each award to a Participant.

(b) In addition to awards that may be granted pursuant to paragraph 5(a) hereof, on the date of each of the Company’s annual stockholder meetings, each non-management director (including non-executive officers who serve as directors) serving on the Board of Directors immediately following such meeting shall receive 1,000 non-qualified Stock Options, which shall (i) have an exercise price equal to the fair market value of the Common Stock on the date such options are granted, (ii) vest at a rate of 33-1/3% per year commencing on the first anniversary of the date of issuance and (iii) have a term of ten years. For purposes hereof, “fair market value” of a share of Common Stock of the Company shall be determined for purposes of this Plan by reference to the closing price on the principal stock exchange on which such shares are then listed or, if such shares are not then listed on a stock exchange, by reference to the closing price (if approved for quotation on the NASDAQ National Market System) or the mean between the bid and asked prise (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers, Inc. through NASDAQ (or its successor in function), in each case as reported by The Wall Street Journal for the business day immediately preceding the date on which the option is exercised (or, if for any reason no such price is available, in such other manner as the Committee may deem appropriate to reflect the then fair market value thereof).

6. Provisions Applicable to Incentive Stock Options. No Stock Option intended as an “incentive stock option” within the meaning of Section 422 of the Code shall be granted to any person who owns shares of the Company’s or any of its parent or subsidiary corporations outstanding Common Stock on such other capital stock as may hereinafter be issued by the Company or any of its parent or subsidiary corporations possessing more than ten percent (10%) of the total combine voting power of all classes of stock of the Company or any of such corporations, unless the purchase price of such Stock Option is at least one hundred ten percent (110%) of the per share fair market value of the Common Stock on the date the Stock Option is granted and such Stock Option by its terms is not exercisable after the expiration of five (5) years from the date such Stock Option is granted. In addition, no Stock Option intended as an “incentive stock option” shall be issued to any Participant with a purchase price of less than one hundred percent (100%) of the per share fair market value of the Common Stock on the date the Stock Option is granted or with a term of longer than ten (10) years from the date such Stock Option is granted.

If a holder of an “incentive stock option” ceases to be employed by the Company or any subsidiary of the Company for any reason other than the option holder’s death or permanent disability (within the meaning of Section 22(e)(3) of the Code), the option holder’s “incentive stock option” shall not be entitled to incentive treatment under the Code if exercised after more than three months after the date the option holder ceased to be an employee of one of such corporations (unless by its terms such Stock Option sooner expires). If a holder of an “incentive stock option” ceases to be employed by the Company or any subsidiary of the Company on account of death or permanent disability (within the meaning of Section 22(e)(3) of the Code), such Stock Option shall not be entitled to incentive treatment under the Code if exercised after one year after the date of such death or permanent disability unless by its terms it sooner expires. During such period after death, any vested unexercised portion of the Stock Option may be exercised by the person or persons to whom the option holder’s rights under the Stock Option shall pass by will or the laws of descent and distribution.

To the extent that the aggregate fair market value of Common Stock or other capital stock with respect to which “incentive stock options” are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such stock Options shall be treated as Stock Options which ar not “incentive stock options.”

7. Adjustments. If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through:

(i)	a distribution or payment of a dividend on the Common Stock in shares of Common Stock;

(ii)	subdivision or reclassification, in a stock split or similar transaction, of the outstanding shares of Common Stock into a greater number of shares;

(iii)	combination or reclassification of, in a reverse stock split or similar transaction, the outstanding shares of Common Stock into a smaller number of shares; or

(iv)	issuance of any shares of capital stock by reclassification of the Common Stock;

then an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares which may be awarded under this Plan.

Adjustments under this paragraph 7 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

8. Amendment and Termination of Plan. The Committee may at any time suspend or terminate the Plan. The Committee may also at any time amend or revise the terms of the Plan.

Notwithstanding the foregoing, no amendment, suspension or termination of the Plan that would materially adversely affect any rights or obligations of any Participant under any Restricted Stock Agreement or Management Stock Option and Stockholders Agreement shall be effective as to such Participant unless there shall have been specific action of the Committee and consent of the Participant.

9. No Employment Rights. The selection of any person to receive an award under this Plan shall not give such person any right to be retained in the employment of the Company or any of its subsidiaries or any of their affiliates and the right and the power of the Company or any of its subsidiaries or any of their affiliates to discharge any such person shall not be affected by such award. No person shall have any right or claim whatever, directly, indirectly or by implication, to receive an award, nor any expectancy thereof, unless and until an award in fact shall have been made to such person by the Committee as provided herein. The award to any person hereunder at any time shall not create any right or implication that any other or further award may or shall be made at another time. Each award hereunder shall be separate and distinct from every other award and shall not be construed as a part of any continuing series of awards or compensation.

10. Plan Not Exclusive. The Plan is not exclusive. The Company may have other plans, programs and arrangements for compensation or the issuance of shares or options. The Plan does not require that Participants hereunder be precluded from participation in such other plans, programs and arrangements.

11. Term. The term of this Plan shall commence as of the earlier to occur of its adoption by the Board of Directors of the Company or its approval by the stockholders of the Company and shall expire on the ninetieth (90th) day after the tenth (10th) anniversary of such date, unless earlier terminated.

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